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                                                                                                          Exhibit 12


                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)

                     Nine Months   Nine Months  Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                        Ended         Ended        Ended           Ended           Ended           Ended          Ended
                      March 25,     March 26,  June 30, 1993   June 30, 1992   June 30, 1991   June 30, 1990  June 30, 1989
                         1994          1993

Earnings before taxes
 on income            $  606,404      $402,824  $  614,398      $  507,625      $  229,501      $  192,532     $  287,383

Add: Fixed Charges
     Interest            679,782       506,486     710,086         834,859       1,141,029       1,217,212      1,089,879
     Interest factor
      in rents            16,165        15,287      20,084          20,874          18,715          18,999         18,798

 Total fixed charges     695,947       521,773     730,170         855,733       1,159,744       1,236,211      1,108,677

Earnings before
 fixed charges and
 taxes on income      $1,302,351      $924,597  $1,344,568      $1,363,358      $1,389,245      $1,428,743     $1,396,060

Ratio of earnings to
 fixed charges               1.9           1.8         1.8             1.6             1.2             1.2            1.3



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